NEWS RELEASE
FOR IMMEDIATE RELEASE
October 26, 2018
CAPITOL FEDERAL® FINANCIAL, INC.
REPORTS FISCAL YEAR 2018 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the fiscal year ended September 30, 2018. Detailed results will be available in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2018, which will be filed with the Securities and Exchange Commission ("SEC") on or about November 29, 2018 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the fourth quarter include:

•	closed on the acquisition of Capital City Bancshares, Inc. ("CCB");

•	net income of $21.4 million;

•	basic and diluted earnings per share of $0.16;

•	net interest margin of 2.24% (2.26% excluding the effects of the leverage strategy); and

•	paid dividends of $11.4 million, or $0.085 per share.

Highlights for the fiscal year include:

•	net income of $98.9 million;

•	basic and diluted earnings per share of $0.73;

•	net interest margin of 1.95% (2.24% excluding the effects of the leverage strategy);

•	paid dividends of $118.3 million, or $0.88 per share; and

•	declared a fiscal year 2018 cash true-up dividend of $0.39 per share, payable on November 30, 2018.

On August 31, 2018, the Company completed its acquisition of CCB, the parent company of Capital City Bank, a Kansas state chartered bank headquartered in Topeka, KS. Immediately upon closing the merger, Capital City Bank merged with and into the Bank. As a result of the merger, the Bank is entering the commercial banking business through the origination of commercial lending products and offering of commercial deposit services, and began offering trust and brokerage services. During the quarter ended September 30, 2018, the Company recognized approximately $375 thousand of acquisition-related expenses and recognized approximately $875 thousand of such expenses during fiscal year 2018. The Company's fiscal year 2018 results include one month of CCB operating results. Integration of information systems is anticipated to be completed early in the second calendar quarter of 2019.

Comparison of Operating Results for the Fiscal Years Ended September 30, 2018 and 2017

The Company recognized net income of $98.9 million, or $0.73 per share, for the fiscal year ended September 30, 2018 compared to net income of $84.1 million, or $0.63 per share, for the fiscal year ended September 30, 2017. The increase in net income was due primarily to a decrease in income tax expense. During the current fiscal year, the Tax Cuts and Jobs Act (the "Tax Act") was enacted which reduced the federal corporate income tax rate from 35% to 21% effective January 1, 2018. In accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company revalued its deferred tax assets and liabilities as of December 22, 2017 to account for the lower corporate income tax rate. The revaluation of the Company's deferred income tax assets and liabilities reduced income tax expense by $7.5 million. The effective tax rate for the current fiscal year was 20.2%. Management estimates the effective income tax rate for fiscal year 2019 will be approximately 22%.

The net interest margin increased 16 basis points, from 1.79% for the prior fiscal year to 1.95% for the current fiscal year. Excluding the effects of the leverage strategy, the net interest margin would have increased nine basis points, from 2.15% for the prior fiscal year to 2.24% for the current fiscal year. The increase in the net interest margin was due mainly to an increase in interest-earning asset yields.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased 29 basis points, from 2.87% for the prior fiscal year to 3.16% for the current fiscal year, while the average balance of interest-earning assets decreased $720.1 million from the prior fiscal year. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased 12 basis points, from 3.27% for the prior fiscal year to 3.39% for the current fiscal year, while the average balance of interest-earning assets would have decreased $93.0 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$260,198	$253,393	$6,805	2.7%
Cash and cash equivalents	23,443	19,389	4,054	20.9
Mortgage-backed securities ("MBS")	22,619	23,809	(1,190)	(5.0)
Federal Home Loan Bank Topeka ("FHLB") stock	10,962	12,233	(1,271)	(10.4)
Investment securities	4,670	4,362	308	7.1
Total interest and dividend income	$321,892	$313,186	$8,706	2.8

The increase in interest income on loans receivable was due to a six basis point increase in the weighted average yield on the portfolio to 3.60% for the current fiscal year, as well as an $86.2 million increase in the average balance of the portfolio. The increase in the weighted average yield was due primarily to adjustable-rate loans repricing to higher market rates, along with the origination and purchase of new loans at higher market rates.

The table above includes interest income on cash and cash equivalents associated and not associated with the leverage strategy. Interest income on cash and cash equivalents not related to the leverage strategy increased $1.4 million from the prior fiscal year due to a 71 basis point increase in the weighted average yield. Interest income on cash associated with the leverage strategy increased $2.7 million from the prior fiscal year due to a 61 basis point increase in the weighted average yield. In both cases, the increase in the weighted average yield was related to cash balances held at the Federal Reserve Bank of Kansas City (the "FRB of Kansas City").

The decrease in interest income on the MBS portfolio was due to a $127.2 million decrease in the average balance of the portfolio, partially offset by a 16 basis point increase in the weighted average yield on the portfolio to 2.35% for the current fiscal year. Cash flows not reinvested were used primarily to fund loan growth and pay off certain maturing term borrowings. The increase in the weighted average yield was due primarily to adjustable-rate MBS repricing to higher market rates, as well as a decrease in the impact of net premium amortization. Net premium amortization of $3.0 million during the current fiscal year decreased the weighted average yield on the portfolio by 31 basis points. During the prior fiscal year, $4.2 million of net premiums were amortized which decreased the weighted average yield on the portfolio by 39 basis points. As of September 30, 2018, the remaining net balance of premiums on our portfolio of MBS was $3.4 million.

The decrease in dividend income on FHLB stock was due mainly to the leverage strategy being in place less often during the current fiscal year, as the strategy was not always profitable. See additional discussion regarding the leverage strategy in the Financial Condition section below.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased 15 basis points, from 1.21% for the prior fiscal year to 1.36% for the current fiscal year, while the average balance of interest-bearing liabilities decreased $693.7 million from the prior fiscal year. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased four basis points, from 1.29% for the prior fiscal year to 1.33% for the current fiscal year, while the average balance of interest-bearing liabilities would have decreased $68.6 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$67,120	$68,871	$(1,751)	(2.5)%
Deposits	52,625	42,968	9,657	22.5
Other borrowings	3,374	5,965	(2,591)	(43.4)
Total interest expense	$123,119	$117,804	$5,315	4.5

The table above includes interest expense on FHLB borrowings associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy decreased $5.4 million from the prior fiscal year due to a 17 basis point decrease in the weighted average rate paid on the portfolio, to 2.07% for the current fiscal year, and an $84.3 million decrease in the average balance of the portfolio. The decrease in the weighted average rate paid was due to certain maturing advances being replaced at lower effective interest rates. Interest expense on FHLB borrowings associated with the leverage strategy increased $3.6 million from the prior fiscal year due to a 66 basis point increase in the weighted average rate paid as a result of an increase in interest rates between periods, partially offset by a decrease in the average balance due the strategy not being in place as often during the current fiscal year.

The increase in interest expense on deposits was due primarily to a 17 basis point increase in the weighted average rate, to 0.99% for the current fiscal year. The increase in the weighted average rate was primarily related to the certificate of deposit portfolio, which increased 24 basis points to 1.62% for the current fiscal year. The weighted average rate paid on wholesale certificates increased 66 basis points, to 1.57% for the current fiscal year.

The decrease in interest expense on other borrowings was due mainly to the maturity of a $100.0 million repurchase agreement, which was not replaced, during the current fiscal year.

Provision for Credit Losses
The Bank did not record a provision for credit losses during the current fiscal year or the prior fiscal year. Based on management's assessment of the allowance for credit losses ("ACL") formula analysis model and several other factors, it was determined that no provision for credit losses was necessary. Net loan recoveries were $65 thousand during the current fiscal year compared to net charge-offs of $142 thousand in the prior fiscal year. At September 30, 2018, loans 30 to 89 days delinquent were 0.25% of total loans and loans 90 or more days delinquent or in foreclosure were 0.12% of total loans. At September 30, 2017, loans 30 to 89 days delinquent were 0.26% of total loans and loans 90 or more days delinquent or in foreclosure were 0.13% of total loans.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$15,636	$15,053	$583	3.9%
Income from bank-owned life insurance ("BOLI")	1,875	2,233	(358)	(16.0)
Other non-interest income	4,524	4,910	(386)	(7.9)
Total non-interest income	$22,035	$22,196	$(161)	(0.7)

The increase in deposit service fees was due mainly to increases in debit card income due to higher transaction volume in the current year and a reduction in waived fees as customers and vendors more fully utilize the chip card technology. The decrease in income from BOLI was due mainly to a one-time adjustment, in the current fiscal year, to the benchmark interest rate associated with one of the policies. The decrease in other non-interest income was due mainly to a loss on the sale of loans during the current fiscal year compared to a gain on the sale of loans during the prior fiscal year as management tested loan sale processes for liquidity purposes.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2018	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$46,563	$43,437	$3,126	7.2%
Information technology and related expense	13,999	11,282	2,717	24.1
Occupancy, net	11,455	10,814	641	5.9
Regulatory and outside services	5,709	5,821	(112)	(1.9)
Deposit and loan transaction costs	5,621	5,284	337	6.4
Advertising and promotional	5,034	4,673	361	7.7
Federal insurance premium	3,277	3,539	(262)	(7.4)
Office supplies and related expense	1,888	1,981	(93)	(4.7)
Other non-interest expense	3,356	2,827	529	18.7
Total non-interest expense	$96,902	$89,658	$7,244	8.1

The increase in salaries and employee benefits expense was due primarily to an increase in payroll expense, as well as $1.0 million related to the 2018 Tax Savings Bonus Plan and approximately $730 thousand related to the addition of CCB employees and other payroll-related costs associated with the acquisition. The 2018 Tax Savings Bonus plan is a one-time bonus award to qualifying non-officer employees. Management anticipates salaries and employee benefits associated with CCB employees, based on current staffing levels, will be approximately $5.6 million in fiscal year 2019. The increase in information technology and related expense was due mainly to a change in the presentation of certain information technology professional and consulting expenses beginning in fiscal year 2018. Information technology professional and consulting expenses are now being reported in information technology and related expenses rather than regulatory and outside services. Additionally, these expenses increased compared to the prior year due primarily to ongoing enhancements to the Bank's online banking services, along with increases in information technology expenses related to software licensing and depreciation. The change in the presentation of expenses resulted in a decrease in the amount of regulatory and outside services expenses for the current fiscal year, but this was offset by approximately $875 thousand of acquisition-related expenses. The increase in other non-interest expense was due primarily to $242 thousand of expense related to the amortization of deposit intangibles associated with the CCB acquisition and an increase in other real estate owned ("OREO") operations expense. Management anticipates that the deposit intangible amortization expense will be approximately $2.4 million in fiscal year 2019.

The Company's efficiency ratio was 43.89% for the current fiscal year compared to 41.21% for the prior fiscal year. The change in the efficiency ratio was due primarily to higher non-interest expense in the current fiscal year compared to the prior fiscal year. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense.

Income Tax Expense
Income tax expense was $25.0 million for the current fiscal year compared to $43.8 million for the prior fiscal year. The effective tax rate was 20.2% for the current fiscal year compared to 34.2% for the prior fiscal year. The decrease in the effective tax rate was due mainly to the Tax Act being signed into law in December 2017.

Comparison of Operating Results for the Three Months Ended September 30, 2018 and June 30, 2018

For the quarter ended September 30, 2018, the Company recognized net income of $21.4 million, or $0.16 per share, compared to net income of $22.4 million, or $0.17 per share, for the quarter ended June 30, 2018. The decrease in net income was due primarily to an increase in non-interest expense, mainly related to acquisition-related expenses.

Net interest income increased $644 thousand, or 1.3%, from the prior quarter to $50.1 million for the current quarter. The net interest margin increased 32 basis points from 1.92% for the prior quarter to 2.24% for the current quarter. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. The leverage strategy was suspended at certain times during the current quarter due to the negative interest rate spreads between the related FHLB borrowings and cash held at the FRB of Kansas City making the transaction unprofitable. Excluding the effects of the leverage strategy, the net interest margin would have increased two basis points from 2.24% for the prior quarter to 2.26% for the current quarter. The increase in net interest margin excluding the effects of the leverage strategy was due mainly to an increase in interest-earning asset yields.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter increased 26 basis points from the prior quarter, to 3.46%, while the average balance of interest-earning assets decreased $1.35 billion between the two periods. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased seven basis points from the prior quarter, to 3.47%, and the average balance of interest-earning assets would have increased $82.8 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2018	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$66,922	$64,893	$2,029	3.1%
Cash and cash equivalents	1,213	7,221	(6,008)	(83.2)
MBS	6,056	5,921	135	2.3
FHLB stock	1,847	2,819	(972)	(34.5)
Investment securities	1,275	1,307	(32)	(2.4)
Total interest and dividend income	$77,313	$82,161	$(4,848)	(5.9)

The increase in interest income on loans receivable was due to a $97.2 million increase in the average balance of the portfolio, as well as a six basis point increase in the weighted average yield on the portfolio to 3.65% for the current quarter. The increase in the average balance was also due primarily to the acquisition of CCB. The increase in the weighted average yield was due to the acquisition of CCB and its portfolio of higher yielding commercial loans, along with the origination and purchase of new loans at higher market rates and adjustable-rate loans repricing to higher market rates.

The table above includes interest income on cash and cash equivalents associated and not associated with the leverage strategy. Interest income on cash and cash equivalents not related to the leverage strategy increased $158 thousand from the prior quarter due to a 19 basis point increase in the weighted average yield, which was related to balances held at the FRB of Kansas City. Interest income on cash associated with the leverage strategy decreased $6.2 million from the prior quarter and dividend income on FHLB stock associated with the leverage strategy decreased $1.1 million from the prior quarter due to the leverage strategy being in place for fewer days in the current quarter compared to the prior quarter.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter decreased five basis points from the prior quarter, to 1.39%, and the average balance of interest-bearing liabilities decreased $1.34 billion between the two periods. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities for the current quarter would have increased four basis points from the prior quarter, to 1.38%, and the average balance of interest-bearing liabilities would have increased $83.8 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2018	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$11,930	$18,501	$(6,571)	(35.5)%
Deposits	14,597	13,587	1,010	7.4
Other borrowings	709	640	69	10.8
Total interest expense	$27,236	$32,728	$(5,492)	(16.8)

The table above includes interest expense on FHLB borrowings associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy increased $343 thousand from the prior quarter due primarily to a four basis point increase in the weighted average rate paid, to 2.10% for the current quarter. Interest expense on FHLB borrowings associated with the leverage strategy decreased $6.9 million from the prior quarter due to the leverage strategy being in place for fewer days in the current quarter compared to the prior quarter.

The increase in interest expense on deposits was due primarily to a five basis point increase in the weighted average rate paid, to 1.07% for the current quarter. The increase in the weighted average rate paid was due primarily to increases in the retail certificate of deposit portfolio rate and wholesale certificate of deposit portfolio rate, which increased seven basis points and 17 basis points, respectively.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2018	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$4,086	$3,915	$171	4.4%
Income from BOLI	555	510	45	8.8
Other non-interest income	1,179	999	180	18.0
Total non-interest income	$5,820	$5,424	$396	7.3

The increase in deposit service fees was due mainly to fees generated on deposit accounts acquired from CCB. The increase in other non-interest income was due primarily to the trust operations acquired from CCB.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2018	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$12,932	$11,936	$996	8.3%
Information technology and related expense	3,683	3,363	320	9.5
Occupancy, net	3,064	2,787	277	9.9
Regulatory and outside services	1,790	1,628	162	10.0
Deposit and loan transaction costs	1,464	1,437	27	1.9
Advertising and promotional	1,522	1,490	32	2.1
Federal insurance premium	765	813	(48)	(5.9)
Office supplies and related expense	549	455	94	20.7
Other non-interest expense	988	602	386	64.1
Total non-interest expense	$26,757	$24,511	$2,246	9.2

The increase in salaries and employee benefits expense was due mainly to the addition of CCB employees and other payroll-related costs associated with the acquisition. The increase in information technology and related expense was due primarily to ongoing enhancements to the Bank's online banking services, as well as costs related to the integration of CCB operations. The increase in occupancy, net was due largely to expenses related to the properties acquired from CCB. The increase in other non-interest expense was due primarily to amortization of deposit intangibles associated with the acquisition of CCB, along with an increase in OREO operations expense.

The Company's efficiency ratio was 47.87% for the current quarter compared to 44.68% for the prior quarter. The change in the efficiency ratio was due primarily to higher non-interest expense in the current quarter compared to the prior quarter.

Income Tax Expense
Income tax expense was $7.8 million for the current quarter, compared to $8.0 million for the prior quarter. The decrease was due to lower pretax income in the current quarter. The effective tax rate was 26.6% for the current quarter compared to 26.3% for the prior quarter.

Financial Condition as of September 30, 2018

Total assets were $9.45 billion at September 30, 2018 compared to $9.19 billion at September 30, 2017. The $256.6 million increase was due primarily to an increase in loans receivable due to the acquisition of CCB.

The loans receivable portfolio, net, totaled $7.51 billion at September 30, 2018 compared to $7.20 billion at September 30, 2017. The Bank acquired loans with a fair value of $299.7 million from CCB. During the current fiscal year, the Bank originated and refinanced $633.4 million of loans with a weighted average rate of 4.17% and purchased $391.6 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.80%. The Bank also entered into participations of $135.8 million of commercial real estate loans with a weighted average rate of 4.22%, of which $108.4 million had not yet been funded as of September 30, 2018.

The Bank is continuing to manage the size and mix of its loan portfolio, as it manages its liquidity levels, as measured by the ratio of securities and cash to total assets, to a target level of approximately 15%.  The ratio of securities and cash to total assets was 15.5% at September 30, 2018. The size of the loan portfolio has been managed by controlling correspondent loan volume primarily through the rates offered to correspondent lenders.  Management intends to continue to manage the size of the loan portfolio by utilizing cash flows from the correspondent loan portfolio to fund commercial loan growth. Given the balance of total assets, it is unlikely that loan growth will substantially increase in the current environment. Generally, over the past few years, cash flows from the securities portfolio have been used primarily to purchase loans and in part to pay down FHLB advances. By moving cash from lower yielding assets to higher yielding assets and repaying higher costing liabilities, we have been able to maintain our net interest margin.  In addition to the repayment of securities, the Bank has emphasized growth in the deposit portfolio in part to pay down term borrowings.

In the long run, management considers a 10% ratio of stockholders' equity to total assets at the Bank an appropriate level of capital. At September 30, 2018, this ratio was 12.9%.

The Bank continued, at times, to utilize a leverage strategy to increase earnings in fiscal year 2018. The leverage strategy during the current fiscal year involved borrowing up to $2.10 billion either on the Bank's FHLB line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings were repaid prior to each quarter end, or earlier if the strategy was suspended. The proceeds from the borrowings, net of the required FHLB stock holdings which yielded 7.3% during the current quarter and 6.7% during the current fiscal year, were deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $8 thousand during the current quarter, compared to $212 thousand during the quarter ending June 30, 2018. Net income attributable to the leverage strategy was $1.7 million for the current fiscal year, compared to $2.8 million for the prior fiscal year. The decrease between quarters and years was due mainly to the suspension of the strategy at certain times during the last half of the current fiscal year due to the large negative interest rate spread, which resulted in the strategy not being profitable. Management continues to monitor the net interest rate spread and overall profitability of the strategy. It is expected that the strategy will be reimplemented if it reaches a position that is profitable.

Total liabilities were $8.06 billion at September 30, 2018 compared to $7.82 billion at September 30, 2017. The $233.3 million increase was due mainly to an increase in deposits upon completion of the acquisition of CCB. The Bank acquired deposits totaling $352.5 million from CCB.

Stockholders' equity was $1.39 billion at September 30, 2018 compared to $1.37 billion at September 30, 2017. The $23.3 million increase was due primarily to net income of $98.9 million, along with the issuance of 3.0 million shares, or $39.1 million, related to the acquisition of CCB, partially offset by the payment of $118.3 million in cash dividends. The cash dividends paid during the current fiscal year totaled $0.88 per share and consisted of a $0.29 per share cash true-up dividend related to fiscal year 2017 earnings per the Company's dividend policy, a $0.25 per share True Blue Capitol dividend, and four regular quarterly cash dividends totaling $0.34 per share.

On October 17, 2018, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.7 million, payable on November 16, 2018 to stockholders of record as of the close of business on November 2, 2018. On October 26, 2018, the Company announced a fiscal year 2018 cash true-up dividend of $0.39 per share, or approximately $53.7 million, related to fiscal year 2018 earnings. The $0.39 per share cash true-up dividend was determined by taking the difference between total earnings for fiscal year 2018 and total regular quarterly cash dividends paid during fiscal year 2018, divided by the number of shares outstanding as of October 22, 2018. The cash true-up dividend is payable on November 30, 2018 to stockholders of record as of the close of business on November 16, 2018, and is the result of the Board of Directors' commitment to distribute to stockholders 100% of the annual earnings of Capitol Federal Financial, Inc. for fiscal year 2018.

At September 30, 2018, Capitol Federal Financial, Inc., at the holding company level, had $137.7 million on deposit at the Bank. For fiscal year 2019, it is the intent of the Board of Directors and management to continue the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In October 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock. The repurchase plan does not have an expiration date. The Company has not repurchased any shares under the repurchase plan through the date of this release.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	September 30,	June 30,	September 30,
	2018	2018	2017
	(Dollars in thousands)
Stockholders' equity	$1,391,622	$1,341,325	$1,368,313
Equity to total assets at end of period	14.7%	14.8%	14.9%

The following table presents a reconciliation of total to net shares outstanding as of September 30, 2018.

Total shares outstanding	141,225,516
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,687,506)
Net shares outstanding	137,538,010

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of September 30, 2018, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at September 30, 2018.

		Regulatory
		Requirement For
	Bank	Well-Capitalized
	Ratios	Status
Tier 1 leverage ratio	13.0%	5.0%
Common equity tier 1 capital ratio	25.0	6.5
Tier 1 capital ratio	25.0	8.0
Total capital ratio	25.2	10.0

A reconciliation of the Bank's equity under GAAP to regulatory capital amounts as of September 30, 2018 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,221,706
Accumulated Other Comprehensive Income ("AOCI")	(4,340)
Goodwill and other intangibles, net of deferred tax liabilities	(15,240)
Total tier 1 capital	1,202,126
ACL	8,463
Total capital	$1,210,589

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 58 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including the possibility that expected cost savings, synergies and other benefits from the acquisition of CCB might not be realized within the anticipated time frames or at all, and the possibility that costs or difficulties relating to integration matters might be greater than expected, changes in economic conditions in the Company's market area, changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities, other governmental initiatives affecting the financial services industry, changes in accounting principles, policies or guidelines, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	700 S Kansas Ave
Chief Financial Officer and Treasurer	Topeka, KS 66603
700 S Kansas Ave	(785) 270-6055
Topeka, KS 66603	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	September 30,	September 30,
	2018	2017
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $122,733 and $340,748)	$139,055	$351,659
Securities:
Available-for-sale ("AFS"), at estimated fair value (amortized cost of $718,564 and $410,541)	714,614	415,831
Held-to-maturity at amortized cost (estimated fair value of $601,071 and $833,009)	612,318	827,738
Loans receivable, net (ACL of $8,463 and $8,398)	7,514,485	7,195,071
FHLB stock, at cost	99,726	100,954
Premises and equipment, net	96,005	84,818
Income taxes receivable, net	2,177	—
Other assets	271,167	216,845
TOTAL ASSETS	$9,449,547	$9,192,916

LIABILITIES:
Deposits	$5,603,354	$5,309,868
FHLB borrowings	2,174,981	2,173,808
Other borrowings	110,052	200,000
Advance payments by borrowers for taxes and insurance	65,264	63,749
Income taxes payable, net	—	530
Deferred income tax liabilities, net	21,253	24,458
Accounts payable and accrued expenses	83,021	52,190
Total liabilities	8,057,925	7,824,603

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 141,225,516 and 138,223,835
shares issued and outstanding as of September 30, 2018 and 2017, respectively	1,412	1,382
Additional paid-in capital	1,207,644	1,167,368
Unearned compensation, ESOP	(36,343)	(37,995)
Retained earnings	214,569	234,640
AOCI, net of tax	4,340	2,918
Total stockholders' equity	1,391,622	1,368,313
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,449,547	$9,192,916

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2018	2018	2018	2017
INTEREST AND DIVIDEND INCOME:
Loans receivable	$66,922	$64,893	$260,198	$253,393
Cash and cash equivalents	1,213	7,221	23,443	19,389
MBS	6,056	5,921	22,619	23,809
FHLB stock	1,847	2,819	10,962	12,233
Investment securities	1,275	1,307	4,670	4,362
Total interest and dividend income	77,313	82,161	321,892	313,186

INTEREST EXPENSE:
FHLB borrowings	11,930	18,501	67,120	68,871
Deposits	14,597	13,587	52,625	42,968
Other borrowings	709	640	3,374	5,965
Total interest expense	27,236	32,728	123,119	117,804

NET INTEREST INCOME	50,077	49,433	198,773	195,382

PROVISION FOR CREDIT LOSSES	—	—	—	—
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	50,077	49,433	198,773	195,382

NON-INTEREST INCOME:
Deposit service fees	4,086	3,915	15,636	15,053
Income from BOLI	555	510	1,875	2,233
Other non-interest income	1,179	999	4,524	4,910
Total non-interest income	5,820	5,424	22,035	22,196

NON-INTEREST EXPENSE:
Salaries and employee benefits	12,932	11,936	46,563	43,437
Information technology and related expense	3,683	3,363	13,999	11,282
Occupancy, net	3,064	2,787	11,455	10,814
Regulatory and outside services	1,790	1,628	5,709	5,821
Deposit and loan transaction costs	1,464	1,437	5,621	5,284
Advertising and promotional	1,522	1,490	5,034	4,673
Federal insurance premium	765	813	3,277	3,539
Office supplies and related expense	549	455	1,888	1,981
Other non-interest expense	988	602	3,356	2,827
Total non-interest expense	26,757	24,511	96,902	89,658
INCOME BEFORE INCOME TAX EXPENSE	29,140	30,346	123,906	127,920
INCOME TAX EXPENSE	7,751	7,974	24,979	43,783
NET INCOME	$21,389	$22,372	$98,927	$84,137

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2018	2018	2018	2017
	(Dollars in thousands, except per share amounts)
Net income	$21,389	$22,372	$98,927	$84,137
Income allocated to participating securities	(8)	(9)	(40)	(44)
Net income available to common stockholders	$21,381	$22,363	$98,887	$84,093

Average common shares outstanding	135,375,386	134,401,188	134,635,886	134,019,962
Average committed ESOP shares outstanding	124,346	83,052	62,458	62,458
Total basic average common shares outstanding	135,499,732	134,484,240	134,698,344	134,082,420

Effect of dilutive stock options	55,928	45,713	60,647	161,442

Total diluted average common shares outstanding	135,555,660	134,529,953	134,758,991	134,243,862

Net earnings per share:
Basic	$0.16	$0.17	$0.73	$0.63
Diluted	$0.16	$0.17	$0.73	$0.63

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	529,195	578,777	541,418	200,800

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated. The increase in commercial loans from June 30, 2018 to September 30, 2018 was due primarily to the acquisition of CCB.

	September 30, 2018			June 30, 2018			September 30, 2017
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,964,172	3.74%	52.8%	$3,931,251	3.71%	54.4%	$3,959,232	3.70%	55.1%
Correspondent purchased	2,505,987	3.59	33.4	2,514,929	3.56	34.8	2,445,311	3.53	34.0
Bulk purchased	293,606	2.60	3.9	309,837	2.41	4.3	351,705	2.29	4.9
Construction	34,670	4.05	0.5	27,565	3.54	0.4	30,647	3.45	0.4
Total	6,798,435	3.64	90.6	6,783,582	3.59	93.9	6,786,895	3.56	94.4
Commercial:
Commercial real estate	421,016	4.32	5.6	274,410	4.10	3.8	183,030	4.24	2.6
Commercial and industrial	62,869	5.00	0.9	—	—	—	—	—	—
Construction	85,725	4.62	1.1	44,645	4.64	0.6	86,952	3.80	1.2
Total	569,610	4.44	7.6	319,055	4.17	4.4	269,982	4.10	3.8
Consumer loans:
Home equity	129,588	5.97	1.7	119,079	5.79	1.6	122,066	5.40	1.7
Other	10,012	4.59	0.1	4,453	4.02	0.1	3,808	4.05	0.1
Total	139,600	5.87	1.8	123,532	5.73	1.7	125,874	5.36	1.8
Total loans receivable	7,507,645	3.74	100.0%	7,226,169	3.66	100.0%	7,182,751	3.61	100.0%

Less:
ACL	8,463			8,344			8,398
Discounts/unearned loan fees	33,933			25,124			24,962
Premiums/deferred costs	(49,236)			(46,683)			(45,680)
Total loans receivable, net	$7,514,485			$7,239,384			$7,195,071

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances and loans that were sold are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal.

	For the Three Months Ended
	September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,226,169	3.66%	$7,187,742	3.63%	$7,177,504	3.62%	$7,182,751	3.61%
Originations and refinances:
Fixed	117,904	4.44	143,059	4.21	77,825	3.80	109,102	3.70
Adjustable	56,996	4.55	54,385	4.42	36,612	4.28	37,502	4.26
Purchases and participations:
Fixed	80,138	4.40	78,650	4.04	120,155	3.85	85,565	3.73
Adjustable	20,105	3.92	30,017	3.49	48,062	3.61	64,689	3.87
Acquisition of CCB loans, net	299,659	4.77	—	—	—	—	—	—
Change in undisbursed loan funds	(8,104)		19,808		(25,002)		(17,706)
Repayments	(284,927)		(286,923)		(246,894)		(283,880)
Principal recoveries (charge-offs), net	119		(46)		20		(28)
Other	(414)		(523)		(540)		(491)
Ending balance	$7,507,645	3.74	$7,226,169	3.66	$7,187,742	3.63	$7,177,504	3.62

	For the Year Ended
	September 30, 2018		September 30, 2017
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,182,751	3.61%	$6,949,522	3.60%
Originations and refinances:
Fixed	447,890	4.07	511,223	3.62
Adjustable	185,495	4.40	187,255	3.83
Purchases and participations:
Fixed	364,508	3.98	543,473	3.73
Adjustable	162,873	3.73	87,396	3.03
Acquisition of CCB loans, net	299,659	4.77	—	—
Change in undisbursed loan funds	(31,004)		77,029
Repayments	(1,102,624)		(1,169,808)
Principal recoveries (charge-offs), net	65		(142)
Other	(1,968)		(3,197)
Ending balance	$7,507,645	3.74	$7,182,751	3.61

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement and renewal activity and $299.7 million of loans at a rate of 4.77% purchased in connection with the acquisition of CCB, along with associated weighted average rates and percent of total. Loan originations, purchases, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Year Ended
	September 30, 2018			September 30, 2018
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-Rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$33,074	3.92%	12.0%	$160,099	3.51%	13.8%
> 15 years	112,243	4.50	40.8	530,606	4.12	45.7
One- to four-family construction	17,309	4.35	6.3	43,604	4.11	3.8
Commercial:
Commercial real estate	4,696	4.90	1.7	10,644	4.48	0.9
Commercial and industrial	1,579	5.24	0.6	1,579	5.24	0.1
Commercial construction	27,316	4.50	9.9	60,417	4.30	5.2
Home equity	1,508	6.46	0.5	4,758	6.18	0.4
Other	317	5.64	0.1	691	7.54	0.1
Total fixed-rate	198,042	4.42	71.9	812,398	4.03	70.0

Adjustable-Rate:
One- to four-family:
<= 36 months	3,572	3.79	1.3	8,233	3.39	0.7
> 36 months	45,448	3.86	16.5	173,775	3.49	15.0
One- to four-family construction	7,633	3.82	2.8	18,791	3.58	1.6
Commercial:
Commercial real estate	150	6.50	0.1	570	5.03	—
Commercial and industrial	325	5.81	0.1	325	5.81	—
Commercial construction	—	—	—	69,543	4.16	6.0
Home equity	19,233	5.97	7.0	74,042	5.66	6.4
Other	740	3.04	0.3	3,089	3.24	0.3
Total adjustable-rate	77,101	4.39	28.1	348,368	4.09	30.0

Total originated, refinanced and purchased	$275,143	4.41	100.0%	$1,160,766	4.05	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$52,938	4.35		$298,299	3.92
Participations - commercial	27,200	4.50		66,209	4.28
Total fixed-rate purchased/participations	80,138	4.40		364,508	3.98

Adjustable-rate:
Correspondent - one- to four-family	20,105	3.92		93,330	3.41
Participations - commercial	—	—		69,543	4.16
Total adjustable-rate purchased/participations	20,105	3.92		162,873	3.73

Total purchased/participation loans	$100,243	4.31		$527,381	3.91

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least semiannually, with the latest update in September 2018, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	September 30, 2018					June 30, 2018					September 30, 2017
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,964,172	58.6%	767	62%	$136	$3,931,251	58.2%	768	63%	$137	$3,959,232	58.6%	767	63%	$135
Correspondent purchased	2,505,987	37.1	764	67	378	2,514,929	37.2	764	67	378	2,445,311	36.2	764	68	375
Bulk purchased	293,606	4.3	758	62	304	309,837	4.6	759	62	305	351,705	5.2	757	63	305
	$6,763,765	100.0%	766	64	184	$6,756,017	100.0%	766	64	186	$6,756,248	100.0%	765	65	182

One- to Four-Family Loan Commitments - The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of September 30, 2018, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$9,651	$28,915	$11,920	$50,486	4.20%
Correspondent	1,822	58,897	10,669	71,388	4.26
	$11,473	$87,812	$22,589	$121,874	4.23

Rate	3.98%	4.38%	3.80%

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current quarter and current fiscal year, $15.8 million and $74.8 million, respectively, were refinanced from other lenders.

	For the Three Months Ended			For the Year Ended
	September 30, 2018			September 30, 2018
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$131,733	77%	762	$473,140	77%	762
Refinanced by Bank customers	14,503	67	747	70,339	67	750
Correspondent purchased	73,043	75	767	391,629	74	766
	$219,279	75	762	$935,108	75	763

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the fiscal year ended September 30, 2018.

	For the Three Months Ended			For the Year Ended
	September 30, 2018			September 30, 2018
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$126,719	57.8%	4.23%	$477,001	51.0%	3.94%
Missouri	42,003	19.2	4.29	173,857	18.6	3.92
Texas	25,118	11.4	4.14	153,891	16.5	3.74
Other states	25,439	11.6	4.26	130,359	13.9	3.79
	$219,279	100.0%	4.24	$935,108	100.0%	3.88

Commercial Loans: During the current fiscal year, the Bank entered into commercial real estate loan participations totaling $135.8 million, which included $129.8 million of commercial real estate construction loans. The majority of the $129.8 million of commercial real estate construction loans had not yet been funded as of September 30, 2018.

The following table presents the Bank's commercial real estate loans and loan commitments by industry classification, as defined by the North American Industry Classification System, as of September 30, 2018. Based on the terms of the construction loans as of September 30, 2018, of the $165.6 million of undisbursed amounts in the table, which does not include outstanding commitments, $35.2 million is projected to be disbursed by December 31, 2018, and an additional $92.2 million is projected to be disbursed by September 30, 2019. It is possible that not all of the funds will be disbursed due to the nature of the funding of construction projects. Included in the gross loan amounts in the table, which does not include outstanding commitments, are fixed-rate loans totaling $415.5 million at a weighted average rate of 4.20% and adjustable-rate loans totaling $257.8 million at a weighted average rate of 4.80%. The weighted average rate of fixed-rate loans is lower than that of adjustable-rate loans due primarily to the majority of the fixed-rate loans in the portfolio at September 30, 2018 having shorter terms to maturity. Additionally, the credit risk for most of the Bank's commercial real estate borrowing relationships is mitigated due to the amount of equity injected into the projects, strong debt service coverage ratios, and the liquidity, personal cash flow and net worth of the guarantors. Several of these borrowing relationships have a preference for fixed-rate loans and the market interest rates are typically lower for these types of borrowers.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Health care and social assistance	$96,426	$87,478	$183,904	$765	$184,669	24.4%
Accommodation and food services	147,966	32,706	180,672	—	180,672	23.8
Real estate rental and leasing	121,332	24,671	146,003	16,924	162,927	21.5
Retail trade	34,213	1,385	35,598	37,761	73,359	9.7
Multi-family	25,787	18,609	44,396	25,871	70,267	9.3
Arts, entertainment, and recreation	36,564	—	36,564	1,460	38,024	5.0
Other	44,453	1,743	46,196	1,360	47,556	6.3
	$506,741	$166,592	$673,333	$84,141	$757,474	100.0%

Weighted average rate	4.37%	4.62%	4.43%	5.18%	4.51%

The following table summarizes the Bank's commercial real estate loans and loan commitments by state as of September 30, 2018.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Missouri	$146,870	$95,008	$241,878	$4,758	$246,636	32.6%
Kansas	200,811	10,605	211,416	19,174	230,590	30.4
Texas	129,956	41,324	171,280	34,650	205,930	27.2
Kentucky	—	—	—	25,559	25,559	3.4
Nebraska	4,295	17,857	22,152	—	22,152	2.9
Colorado	9,064	148	9,212	—	9,212	1.2
Arkansas	7,766	150	7,916	—	7,916	1.1
California	6,290	—	6,290	—	6,290	0.8
Montana	1,397	1,500	2,897	—	2,897	0.4
Arizona	292	—	292	—	292	—
	$506,741	$166,592	$673,333	$84,141	$757,474	100.0%

The following table presents the Bank's commercial and industrial loans and loan commitments by business purpose, as of September 30, 2018.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Working capital	$34,922	$18,955	$53,877	$230	$54,107	64.4%
Equipment	16,029	595	16,624	175	16,799	20.0
Small Business Administration	6,438	345	6,783	—	6,783	8.1
Auto lease	4,441	364	4,805	—	4,805	5.7
Other	1,039	406	1,445	100	1,545	1.8
	$62,869	$20,665	$83,534	$505	$84,039	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of September 30, 2018.

Amount
(Dollars in thousands)
Greater than $30 million	$155,126
>$15 to $30 million	284,045
>$10 to $15 million	37,040
>$5 to $10 million	44,047
$1 to $5 million	173,518
Less than $1 million	147,737
$841,513

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at September 30, 2018, approximately 74% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of loans were owned by the Bank, on average, for approximately four months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	129	$10,647	104	$7,639	106	$8,476	129	$11,435	129	$13,257
Correspondent purchased	18	3,803	6	1,757	5	744	4	1,118	8	1,827
Bulk purchased	15	3,502	16	3,773	17	4,182	21	4,691	22	3,194
Commercial	6	322	1	40	—	—	—	—	—	—
Consumer	38	533	30	363	24	356	38	637	35	500
	206	$18,807	157	$13,572	152	$13,758	192	$17,881	194	$18,778
30 to 89 days delinquent loans
to total loans receivable, net		0.25%		0.19%		0.19%		0.25%		0.26%

	Non-Performing Loans and OREO at:
	September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	67	$5,040	64	$5,043	67	$6,434	67	$5,981	67	$5,515
Correspondent purchased	1	449	4	863	4	1,151	2	553	1	91
Bulk purchased	11	3,045	8	2,597	12	3,325	14	3,693	13	3,371
Consumer	30	569	27	425	28	428	26	514	22	410
	109	9,103	103	8,928	111	11,338	109	10,741	103	9,387

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.12%		0.12%		0.16%		0.15%		0.13%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	19	$1,482	24	$2,469	27	$2,961	32	$3,385	50	$4,567
Correspondent purchased	2	396	1	95	—	—	3	768	8	1,690
Bulk purchased	—	—	1	340	1	342	2	442	4	846
Consumer	2	9	4	68	3	55	5	86	7	113
	23	1,887	30	2,972	31	3,358	42	4,681	69	7,216
Total non-performing loans	132	10,990	133	11,900	142	14,696	151	15,422	172	16,603

Non-performing loans as a percentage of total loans		0.15%		0.16%		0.20%		0.21%		0.23%

OREO:
One- to four-family:
Originated(2)	8	$843	4	$208	2	$232	2	$40	4	$58
Bulk purchased	1	454	2	689	1	454	2	768	5	1,279
Commercial	1	600	—	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	1	67	1	67
	10	1,897	6	897	3	686	5	875	10	1,404
Total non-performing assets	142	$12,887	139	$12,797	145	$15,382	156	$16,297	182	$18,007

Non-performing assets as a percentage of total assets		0.14%		0.14%		0.17%		0.18%		0.20%

(1)
Represents loans required to be reported as nonaccrual pursuant to regulatory reporting requirements even if the loans are current. At September 30, 2018, June 30, 2018, March 31, 2018, December 31, 2017, and September 30, 2017, this amount was comprised of $1.1 million, $990 thousand, $935 thousand, $1.8 million, and $1.8 million,, respectively, of loans that were 30 to 89 days delinquent and were reported as such, and $800 thousand, $2.0 million, $2.4 million, $2.9 million, and $5.4 million, respectively, of loans that were current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
	(Dollars in thousands)
Balance at beginning of period	$8,344	$8,390	$8,370	$8,398	$8,486
Charge-offs:
One- to four-family:
Originated	(14)	(51)	(68)	(3)	(27)
Correspondent purchased	—	—	(128)	—	—
Bulk purchased	—	—	—	—	(143)
Total	(14)	(51)	(196)	(3)	(170)
Consumer:
Home equity	—	(1)	—	(31)	(18)
Other	—	(2)	(4)	—	(5)
Total	—	(3)	(4)	(31)	(23)
Total charge-offs	(14)	(54)	(200)	(34)	(193)
Recoveries:
One- to four-family:
Originated	123	4	17	—	1
Bulk purchased	—	—	196	—	96
Total	123	4	213	—	97
Consumer:
Home equity	6	3	7	6	8
Other	4	1	—	—	—
Total	10	4	7	6	8
Total recoveries	133	8	220	6	105
Net recoveries (charge-offs)	119	(46)	20	(28)	(88)
Provision for credit losses	—	—	—	—	—
Balance at end of period	$8,463	$8,344	$8,390	$8,370	$8,398

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net (recoveries) charge-offs during the
period to average non-performing assets	(0.93)	0.33	(0.13)	0.16	0.43
ACL to non-performing loans at end of period	77.01	70.12	57.09	54.27	50.58
ACL to loans receivable, net at end of period	0.11	0.12	0.12	0.12	0.12
ACL to net charge-offs (annualized)	N/M(1)	45.3x	N/M(1)	76.4x	23.6x

(1)	This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

	For the Year Ended
	September 30,
	2018	2017
	(Dollars in thousands)
Balance at beginning of period	$8,398	$8,540
Charge-offs:
One- to four-family:
Originated	(136)	(72)
Correspondent purchased	(128)	—
Bulk purchased	—	(216)
Total	(264)	(288)
Consumer:
Home equity	(32)	(51)
Other	(6)	(9)
Total	(38)	(60)
Total charge-offs	(302)	(348)
Recoveries:
One- to four-family:
Originated	144	4
Bulk purchased	196	165
Total	340	169
Consumer:
Home equity	22	26
Other	5	11
Total	27	37
Total recoveries	367	206
Net recoveries (charge-offs)	65	(142)
Provision for credit losses	—	—
Balance at end of period	$8,463	$8,398

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net (recoveries) charge-offs during the
period to average non-performing assets	(0.42)	0.56
ACL to non-performing loans at end of period	77.01	50.58
ACL to loans receivable, net at end of period	0.11	0.12
ACL to net charge-offs	N/M(1)	58.9x

(1)	This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

The distribution of our ACL at the dates indicated is summarized below.

	At
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
	(Dollars in thousands)
One- to four-family:
Originated	$2,933	$3,008	$3,134	$3,090	$3,149
Correspondent purchased	1,861	1,923	2,034	1,902	1,922
Bulk purchased	925	1,000	1,000	1,000	1,000
Construction	20	21	22	25	24
Total	5,739	5,952	6,190	6,017	6,095
Commercial	2,556	2,230	2,038	2,157	2,112
Consumer	168	162	162	196	191
Total	$8,463	$8,344	$8,390	$8,370	$8,398

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. Overall, fixed-rate securities comprised 77% of our securities portfolio at September 30, 2018. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	September 30, 2018			June 30, 2018			September 30, 2017
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$732,095	2.43%	3.0	$620,955	2.25%	3.0	$632,422	2.14%	2.9
U.S. government-sponsored enterprise debentures	268,525	2.09	2.3	240,543	1.99	2.3	271,300	1.29	1.3
Municipal bonds	24,574	1.56	1.8	23,763	1.56	1.8	28,337	1.65	2.0
Total fixed-rate securities	1,025,194	2.32	2.8	885,261	2.16	2.8	932,059	1.88	2.4

Adjustable-rate securities:
MBS	305,688	2.89	4.5	335,518	2.84	5.0	304,153	2.55	4.6
Trust preferred securities	—	—	—	—	—	—	2,067	2.58	19.7
Total adjustable-rate securities	305,688	2.89	4.5	335,518	2.84	5.0	306,220	2.55	4.7
Total securities portfolio	$1,330,882	2.45	3.2	$1,220,779	2.35	3.4	$1,238,279	2.05	3.0

MBS: The following table summarizes the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	September 30, 2018			June 30, 2018			March 31, 2018			December 31, 2017
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$958,269	2.46%	3.7	$982,405	2.39%	3.8	$951,238	2.31%	3.7	$942,447	2.28%	3.5
Maturities and repayments	(77,985)			(69,843)			(63,520)			(66,116)
Net amortization of (premiums)/discounts	(624)			(702)			(788)			(854)
Purchases:
Fixed	74,178	3.11	3.7	24,348	2.90	3.7	77,437	2.92	4.1	25,908	2.46	5.5
Adjustable	—	—	—	23,544	2.35	3.0	19,610	2.68	4.3	50,874	2.35	4.7
Acquisition of CCB securities, net	85,741	3.13	2.5	—	—	—	—	—	—	—	—	—
Change in valuation on AFS securities	(2,589)			(1,483)			(1,572)			(1,021)
Ending balance - carrying value	$1,036,990	2.57	3.4	$958,269	2.46	3.7	$982,405	2.39	3.8	$951,238	2.31	3.7

	For the Year Ended
	September 30, 2018			September 30, 2017
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$942,447	2.28%	3.5	$1,246,078	2.19%	3.5
Maturities and repayments	(277,464)			(307,094)
Net amortization of (premiums)/discounts	(2,968)			(4,234)
Purchases:
Fixed	201,871	2.93	4.1	10,890	1.99	3.8
Adjustable	94,028	2.42	4.2	—	—	—
Acquisition of CCB securities, net	85,741	3.13	2.5	—	—	—
Change in valuation on AFS securities	(6,665)			(3,193)
Ending balance - carrying value	$1,036,990	2.57	3.4	$942,447	2.28	3.5

Investment Securities: The following table summarizes the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	September 30, 2018			June 30, 2018			March 31, 2018			December 31, 2017
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$261,614	1.95%	2.2	$293,113	1.61%	1.5	$321,452	1.40%	1.2	$301,122	1.33%	1.5
Maturities, calls and sales	(2,010)			(71,700)			(52,360)			(3,768)
Net amortization of (premiums)/discounts	(48)			(43)			(43)			(48)
Purchases:
Fixed	24,996	3.01	3.0	40,564	3.02	2.1	25,000	2.81	1.0	25,000	2.45	1.0
Acquisition of CCB securities, net	5,855	2.12	1.0	—	—	—	—	—	—	—	—	—
Change in valuation on AFS securities	(465)			(320)			(936)			(854)
Ending balance - carrying value	$289,942	2.05	2.2	$261,614	1.95	2.2	$293,113	1.61	1.5	$321,452	1.40	1.2

	For the Year Ended
	September 30, 2018			September 30, 2017
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$301,122	1.33%	1.5	$382,097	1.20%	1.2
Maturities, calls and sales	(129,838)			(106,238)
Net amortization of (premiums)/discounts	(182)			(245)
Purchases:
Fixed	115,560	2.85	1.8	26,535	1.68	4.0
Acquisition of CCB securities, net	5,855	2.12	1.0	—	—	—
Change in valuation on AFS securities	(2,575)			(1,027)
Ending balance - carrying value	$289,942	2.05	2.2	$301,122	1.33	1.5

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. The decrease in the amount and rate of savings accounts at September 30, 2018 compared to June 30, 2018 was due to the conversion of retirement savings accounts into a money market account type during the current quarter.

	September 30, 2018			June 30, 2018			September 30, 2017
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$336,454	—%	6.0%	$262,139	—%	4.9%	$243,670	—%	4.6%
Interest-bearing checking	724,066	0.08	12.9	647,979	0.05	12.2	615,615	0.05	11.6
Savings	352,896	0.07	6.3	388,983	0.53	7.3	349,977	0.24	6.6
Money market	1,252,881	0.47	22.4	1,179,698	0.47	22.2	1,190,185	0.24	22.4
Retail/business certificates of deposit	2,529,368	1.79	45.1	2,437,769	1.72	45.8	2,450,418	1.52	46.1
Public unit certificates of deposit	407,689	1.89	7.3	406,515	1.78	7.6	460,003	1.28	8.7
	$5,603,354	1.06	100.0%	$5,323,083	1.07	100.0%	$5,309,868	0.89	100.0%

The following table presents scheduled maturity information for our certificates of deposit, including public unit certificates of deposit, along with associated weighted average rates, at September 30, 2018.

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$214,426	$4,433	$2,681	$46	$221,586	0.73%
1.00 – 1.99%	723,290	563,639	327,697	281,913	1,896,539	1.68
2.00 – 2.99%	292,143	244,813	41,953	239,787	818,696	2.37
3.00 – 3.99%	—	—	—	236	236	3.00
	$1,229,859	$812,885	$372,331	$521,982	$2,937,057	1.80

Percent of total	41.8%	27.7%	12.7%	17.8%
Weighted average rate	1.55	1.94	1.86	2.13
Weighted average maturity (in years)	0.5	1.4	2.5	3.7	1.6
Weighted average maturity for the retail/business certificate of deposit portfolio (in years)					1.7

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of September 30, 2018. Included in the table are $475.0 million of 12-month adjustable-rate FHLB advances that are hedged with interest rate swaps with a notional amount of $475.0 million. The 12-month adjustable-rate FHLB advances are presented in the table below based on their contractual maturity dates, which occur in fiscal year 2019. These advances will be renewed each year until the maturity or termination of the swaps. The interest rate swaps had an expected WAL of 5.8 years at September 30, 2018.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal Year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2019	875,000	—	1.96	2.10
2020	350,000	100,000	2.11	2.11
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
2023	100,000	—	1.82	1.82
	$2,075,000	$100,000	2.09	2.14

(1)	The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

As of September 30, 2018 and June 30, 2018, the Bank had $100.0 million outstanding on its FHLB line of credit. The average rate paid on these funds during the quarter ended September 30, 2018 was 2.17%, compared to 1.93% during the quarter ended June 30, 2018.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit and term borrowings for the next four quarters as of September 30, 2018.

	Retail/Business		Public Unit		Term
Maturity by	Certificate	Repricing	Certificate	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
December 31, 2018	$207,491	1.26%	$117,693	1.86%	$300,000	1.73%	$625,184	1.60%
March 31, 2019	182,795	1.25	53,305	1.65	—	—	236,100	1.34
June 30, 2019	232,504	1.40	89,790	1.86	200,000	2.11	522,294	1.75
September 30, 2019	278,635	1.77	67,646	1.89	375,000	2.38	721,281	2.10
	$901,425	1.45	$328,434	1.84	$875,000	2.10	$2,104,859	1.78

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer. Management expects to prepay the other borrowings acquired from CCB during the first half of fiscal year 2019. FHLB advances are presented at par. The weighted average effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	September 30, 2018			June 30, 2018			March 31, 2018			December 31, 2017
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,175,000	2.10%	2.7	$2,175,000	2.09%	2.4	$2,175,000	2.09%	2.7	$2,375,000	2.16%	2.7
Maturities:
FHLB advances	(275,000)	2.17		(100,000)	2.82		—	—		(100,000)	2.53
Repurchase agreements	—	—		—	—		—	—		(100,000)	3.35
Acquisition of CCB other borrowings	10,052	8.75	12.7	—	—	—	—	—	—	—	—	—
New FHLB borrowings:
Interest rate swaps(1)	275,000	2.53	5.6	100,000	2.92	10.0	—	—	—	—	—	—
Ending balance	$2,185,052	2.17	2.9	$2,175,000	2.10	2.7	$2,175,000	2.09	2.4	$2,175,000	2.09	2.7

	For the Year Ended
	September 30, 2018			September 30, 2017
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,375,000	2.16%	2.7	$2,575,000	2.29%	2.9
Maturities:
FHLB advances	(475,000)	2.38		(500,000)	2.72
Repurchase agreements	(100,000)	3.35		—	—
Acquisition of CCB other borrowings	10,052	8.75	12.7	—	—	—
New FHLB borrowings:
Fixed-rate	—	—	—	100,000	1.85	3.0
Interest rate swaps(1)	375,000	2.64	6.8	200,000	2.05	6.0
Ending balance	$2,185,052	2.17	2.9	$2,375,000	2.16	2.7

(1)
Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives
At September 30, 2018, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(14.9) million, or (0.16)% of total assets. If interest rates were to increase 200 basis points, as of September 30, 2018, the Bank's one-year gap is projected to be $(394.8) million, or (4.18)% of total assets. At September 30, 2018, in the base case, projected net interest income was $200.2 million and the market value of portfolio equity ("MVPE") was $1.44 billion. If interest rates were to increase 200 basis points, as of September 30, 2018, projected net interest income totals $190.9 million and MVPE totals $1.09 billion.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of September 30, 2018. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$289,942	2.05%	1.6	21.9%	3.2%
MBS - fixed	729,808	2.43	3.4	55.0	8.0
MBS - adjustable	307,182	2.89	2.9	23.1	3.4
Total securities	1,326,932	2.45	2.9	100.0%	14.6
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,152,451	3.14	4.2	15.4%	12.7
> 15 years	4,495,404	3.86	6.8	59.9	49.5
Fixed-rate commercial	356,295	4.45	3.6	4.7	4.0
All other fixed-rate loans	47,220	5.43	3.7	0.6	0.5
Total fixed-rate loans	6,051,370	3.77	6.1	80.6	66.7
Adjustable-rate one- to four-family:
<= 36 months	249,331	2.15	3.2	3.3	2.7
> 36 months	866,579	3.29	2.8	11.6	9.6
Adjustable-rate commercial	213,315	5.18	7.7	2.8	2.4
All other adjustable-rate loans	127,050	5.65	1.5	1.7	1.4
Total adjustable-rate loans	1,456,275	3.58	3.5	19.4	16.1
Total loans receivable	7,507,645	3.74	5.6	100.0%	82.8
FHLB stock	99,726	7.22	1.7		1.1
Cash and cash equivalents	139,055	2.19	—		1.5
Total interest-earning assets	$9,073,358	3.57	5.1		100.0%

Non-maturity deposits	$2,666,297	0.25	12.2	47.6%	33.8%
Retail/business certificates of deposit	2,529,368	1.79	1.7	45.1	32.0
Public unit certificates of deposit	407,689	1.89	0.7	7.3	5.2
Total deposits	5,603,354	1.06	6.7	100.0%	71.0
Term borrowings	2,185,052	2.17	2.9	95.6%	27.7
FHLB line of credit	100,000	2.35	—	4.4	1.3
Total borrowings	2,285,052	2.18	2.7	100.0%	29.0
Total interest-bearing liabilities	$7,888,406	1.39	5.5		100.0%

Average Balance Sheets

The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated (annualized for the three month periods) and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at September 30, 2018, as well as selected performance ratios and other information as of the dates and for the periods shown. At September 30, 2018, the leverage strategy was not in place, so the yields/rates presented at September 30, 2018 in the tables below do not reflect the effects of the leverage strategy. Weighted average yields are derived by dividing income (annualized for the three month periods) by the average balance of the related assets, and weighted average rates are derived by dividing expense (annualized for the three month periods) by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Year Ended September 30,
	September 30,	2018			2017
	2018	Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.74%	$7,236,915	$260,198	3.60%	$7,150,686	$253,393	3.54%
MBS(2)	2.57	961,251	22,619	2.35	1,088,495	23,809	2.19
Investment securities(2)(3)	2.05	291,726	4,670	1.60	341,149	4,362	1.28
FHLB stock	7.22	163,307	10,962	6.71	192,896	12,233	6.34
Cash and cash equivalents(4)	2.19	1,514,625	23,443	1.53	2,114,722	19,389	0.90
Total interest-earning assets(1)(2)	3.57	10,167,824	321,892	3.16	10,887,948	313,186	2.87
Other non-interest-earning assets		313,902			299,338
Total assets		$10,481,726			$11,187,286

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.05	$888,076	334	0.04	$827,677	302	0.04
Savings	0.07	369,833	1,465	0.40	346,495	783	0.23
Money market	0.47	1,192,027	4,532	0.38	1,210,644	2,868	0.24
Retail/business certificates	1.79	2,441,982	39,779	1.63	2,434,470	35,449	1.46
Wholesale certificates	1.89	414,107	6,515	1.57	391,902	3,566	0.91
Total deposits	1.06	5,306,025	52,625	0.99	5,211,188	42,968	0.82
FHLB borrowings(5)	2.13	3,558,032	67,120	1.88	4,269,494	68,871	1.61
Other borrowings	3.10	122,886	3,374	2.71	200,000	5,965	2.94
Total borrowings	2.18	3,680,918	70,494	1.90	4,469,494	74,836	1.67
Total interest-bearing liabilities	1.39	8,986,943	123,119	1.36	9,680,682	117,804	1.21
Other non-interest-bearing liabilities		129,749			124,443
Stockholders' equity		1,365,034			1,382,161
Total liabilities and stockholders' equity		$10,481,726			$11,187,286

Net interest income(6)			$198,773			$195,382
Net interest rate spread(7)(8)	2.18			1.80			1.66
Net interest-earning assets		$1,180,881			$1,207,266
Net interest margin(8)(9)				1.95			1.79
Ratio of interest-earning assets
to interest-bearing liabilities				1.13x			1.12x

Selected performance ratios:
Return on average assets(8)				0.94%			0.75%
Return on average equity(8)				7.25			6.09
Average equity to average assets				13.02			12.35
Operating expense ratio(10)				0.92			0.80
Efficiency ratio(8)(11)				43.89			41.21
Pre-tax yield on leverage strategy(12)				0.15			0.21

	For the Three Months Ended
	September 30, 2018			June 30, 2018
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$7,326,545	$66,922	3.65%	$7,229,325	$64,893	3.59%
MBS(2)	987,993	6,056	2.45	985,831	5,921	2.40
Investment securities(2)(3)	266,143	1,275	1.92	295,704	1,307	1.77
FHLB stock	101,084	1,847	7.25	167,889	2,819	6.74
Cash and cash equivalents(4)	242,376	1,213	1.96	1,594,067	7,221	1.79
Total interest-earning assets(1)(2)	8,924,141	77,313	3.46	10,272,816	82,161	3.20
Other non-interest-earning assets	335,576			304,603
Total assets	$9,259,717			$10,577,419

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$945,759	102	0.04	$892,362	79	0.04
Savings	387,711	438	0.45	382,511	458	0.48
Money market	1,196,837	1,429	0.47	1,186,079	1,207	0.41
Retail/business certificates	2,458,703	10,695	1.73	2,446,695	10,130	1.66
Wholesale certificates	414,954	1,933	1.85	409,650	1,713	1.68
Total deposits	5,403,964	14,597	1.07	5,317,297	13,587	1.02
FHLB borrowings(5)	2,244,663	11,930	2.10	3,674,595	18,501	2.00
Other borrowings	103,278	709	2.68	100,000	640	2.53
Total borrowings	2,347,941	12,639	2.13	3,774,595	19,141	2.02
Total interest-bearing liabilities	7,751,905	27,236	1.39	9,091,892	32,728	1.44
Other non-interest-bearing liabilities	145,173			113,216
Stockholders' equity	1,362,639			1,372,311
Total liabilities and stockholders' equity	$9,259,717			$10,577,419

Net interest income(6)		$50,077			$49,433
Net interest rate spread(7)(8)			2.07			1.76
Net interest-earning assets	$1,172,236			$1,180,924
Net interest margin(8)(9)			2.24			1.92
Ratio of interest-earning assets
to interest-bearing liabilities			1.15x			1.13x

Selected performance ratios:
Return on average assets (annualized)(8)			0.92%			0.85%
Return on average equity (annualized)(8)			6.28			6.52
Average equity to average assets			14.72			12.97
Operating expense ratio(10)			1.16			0.93
Efficiency ratio(8)(11)			47.87			44.68
Pre-tax yield on leverage strategy(12)			0.06			0.07

(1)	Calculated net of unearned loan fees, premiums and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $24.9 million and $30.7 million for the years ended September 30, 2018 and 2017, respectively, and $23.5 million and $23.8 million for the quarters ended September 30, 2018 and June 30, 2018, respectively.

(4)
The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $1.33 billion and $1.93 billion for the years ended September 30, 2018 and 2017, respectively, and $65.4 million and $1.43 billion for the quarters ended September 30, 2018 and June 30, 2018, respectively.

(5)
Included in this line, for the years ended September 30, 2018 and 2017, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $1.39 billion and $2.02 billion, respectively, interest paid of $22.1 million and $18.5 million, respectively, at a rate of 1.57% and 0.91%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding amount of $2.17 billion and $2.25 billion, respectively, interest paid of $45.0 million and $50.3 million, respectively, at a rate of 2.07% and 2.24%, respectively. Included in this line, for the quarters ended September 30, 2018 and June 30, 2018, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $68.5 million and $1.50 billion, respectively, interest paid of $369 thousand and $7.3 million, respectively, at a rate of 2.11% and 1.92%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding amount of $2.18 billion and $2.17 billion, respectively, interest paid of $11.6 million and $11.2 million, respectively, at a rate of 2.10% and 2.06%, respectively. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)
The table below provides a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Year Ended September 30,
	2018			2017
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets	0.94%	(0.13)%	1.07%	0.75%	(0.14)%	0.89%
Return on average equity	7.25	0.13	7.12	6.09	0.21	5.88
Net interest margin	1.95	(0.29)	2.24	1.79	(0.36)	2.15
Net interest rate spread	1.80	(0.26)	2.06	1.66	(0.32)	1.98
Efficiency Ratio	43.89	(0.30)	44.19	41.21	(0.63)	41.84

	For the Three Months Ended
	September 30, 2018			June 30, 2018
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.92%	(0.01)%	0.93%	0.85%	(0.13)%	0.98%
Return on average equity (annualized)	6.28	—	6.28	6.52	0.06	6.46
Net interest margin	2.24	(0.02)	2.26	1.92	(0.32)	2.24
Net interest rate spread	2.07	(0.02)	2.09	1.76	(0.30)	2.06
Efficiency Ratio	47.87	—	47.87	44.68	(0.08)	44.76

(9)	Net interest margin represents net interest income (annualized for the three month periods) as a percentage of average interest-earning assets.

(10)	The operating expense ratio represents non-interest expense (annualized for the three month periods) as a percentage of average assets.

(11)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(12)
The pre-tax yield on the leverage strategy represents pre-tax income resulting from the transaction (annualized for the three month periods) as a percentage of the average interest-earning assets associated with the transaction.